SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


           The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:      DREYFUS INFLATION ADJUSTED SECURITIES FUND, INC.

Address of Principal Business Office (No. & Street, City, State,
Zip Code):

                           144 Glenn Curtiss Boulevard
                         Uniondale, New York 11556-0144

Telephone Number (including area code):  (212) 922-6130

Name and address of agent for service of process:

                              Mark N. Jacobs, Esq.
                                 200 Park Avenue
                            New York, New York 10166

                                    copy to:

                               Lewis G. Cole, Esq.
                            Stroock & Stroock & Lavan
                                7 Hanover Square
                          New York, New York 10004-2696


Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               Yes /X/           No / /




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                                    SIGNATURE


           Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 19th day of November, 1996.


[SEAL]


                               DREYFUS INFLATION ADJUSTED
                                 SECURITIES FUND, INC.



Attest:                        By:/S/ JOHN S. TOWER, III_____
                                  John S. Tower, III,

                                    Vice President



/S/ELIZABETH BACHMAN
Elizabeth Bachman,

  Assistant Secretary